Exhibit 99.2

Baxano Surgical, Inc. Announces Changes to Executive Management Team

RALEIGH, NC — (GLOBE NEWSWIRE)—March 14, 2014— Baxano Surgical, Inc. (NASDAQ:BAXS), a medical device company focused on designing, developing and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region, today announced changes to its executive management team.

•	Tim Shannon has been appointed Chief Financial Officer effective March 14, 2014

•	Matt Pickens has been appointed Vice President of Marketing and Reimbursement effective March 14, 2014

•	Rick Feiler, Vice President of Marketing & Professional Education, has resigned effective April 15, 2014 and will assist in the transition process over the next month

Tim Shannon joined Baxano Surgical in 2013 and has served as Interim Chief Financial Officer since September 2013. Previously, he was Vice President of Financial Reporting at Talecris Biotherapeutics and Chief Financial Officer and Treasurer at Harris Wholesale. He began his career at PricewaterhouseCoopers and is a CPA. Tim received a degree in Accounting from Appalachian State University.

Matt Pickens joined Baxano Surgical in 2009 as Director of Strategic Marketing. Matt has served as Vice President of Reimbursement & Professional Affairs since June, 2013. He has over 15 years of health care experience and previously was Director of Cervical Marketing for Stryker Spine and held sales and marketing roles for Cordis (Johnson & Johnson).  Matt received a degree in History from Princeton and an MBA from The Wharton School of Management.

“Tim has been an integral part of the team and a key contributor since he joined Baxano Surgical. I have the utmost confidence in him as he assumes the CFO position and look forward to working with him as we build the business,” said Ken Reali, President and Chief Executive Officer of Baxano Surgical. “Matt has been a key contributor to the company in both marketing and in the reimbursement area. Matt will have a significant impact on our marketing strategy which will be integrated more fully with our reimbursement strategy. Also, Matt’s strong knowledge of the business will make for a smooth transition. Importantly, I want to thank Rick for his years of dedication and service and wish him well in his future endeavors.”

About Baxano Surgical, Inc.

Baxano Surgical, Inc. is a medical device company focused on designing, developing, and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region. Baxano Surgical currently markets iO-Flex ®, a proprietary set of flexible instruments used by surgeons during spinal decompression procedures, the AxiaLIF ® family of products for single and two level lower lumbar fusion, the VEO ® lateral access and interbody fusion system and the iO-Tome ® instrument, which rapidly and precisely removes bone, specifically the facet joints, which is commonly performed in spinal fusion procedures. Baxano Surgical, Inc. was founded in May 2000 and is headquartered in Raleigh, North Carolina. For more information, visit www.baxanosurgical.com.

AxiaLIF, VEO, iO-Flex and iO-Tome are registered trademarks of Baxano Surgical, Inc.

Forward Looking Statements

This press release includes statements that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, our ability to raise additional capital, our ability to comply with our settlement agreement and Corporate Integrity Agreement with certain entities of the U.S. government, the risks inherent in operating in foreign jurisdictions, stockholder class action lawsuits, the Company's ability to achieve revenue targets set forth it its credit facility and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with Baxano Surgical’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on Baxano Surgical's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Contact:

Baxano Surgical Inc.

Tim Shannon, Chief Financial Officer

919-926-8762

or

Westwicke Partners

Mark Klausner

443-213-0501

baxanosurgical@westwicke.com

Source: Baxano Surgical, Inc.

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